Consent of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BlackBerry Limited of our report dated April 1, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in BlackBerry Limited’s Annual Report on Form 10-K for the year ended February 28, 2022. Chartered Professional Accountants, Licensed Public Accountants Toronto, Canada April 4, 2022 PricewaterhouseCoopers LLP PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2 T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca “PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.